Exhibit 99.1

The following table sets forth consolidated comprehensive income statement data for the periods indicated. This data should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and accompanying notes included in Item 15. “Exhibits and Financial Statement Schedules” of our Annual Report on Form 10-K for the year ended December 31, 2011. We adopted ASU No. 2011-05, Presentation of Comprehensive Income, on January 1, 2012. The implementation of this update did not cause any material changes to our consolidated financial statements, other than the presentation of the consolidated statement of comprehensive income. The following consolidated comprehensive income statement data for the years ended December 31, 2011, 2010 and 2009 is provided below to comply with the retrospective application requirement of ASU No. 2011-05. Amounts are in thousands.

Consolidated Comprehensive Income Statement Data:

	Year Ended December 31,
	2011	2010	2009
Net income	$109,984	$135,409	$164,674

Other comprehensive income (loss):
Unrealized (loss) gain on derivative instrument	(8,840)	(9,501)	2,547
Unrealized income on investment in available for sale securities	—	19	—
Realized gain on sale of investment in available for sale securities	(19)	—	—
Foreign currency translation adjustments	(632)	11,641	—
Increase in share of investees’ other comprehensive income	76	—	—
Total other comprehensive (loss) income	(9,415)	2,159	2,547

Total comprehensive income	$100,569	$137,568	$167,221